JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Epoch Investment Partners, Inc.

AMENDMENT made as of this 1st day of July, 2017 to the Investment Sub-Advisory Agreement dated June 27, 2013 (the “Agreement”) between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is hereby amended to restate the subadvisory fee for John Hancock Tax-Advantaged Global Shareholder Yield Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective as of the date first mentioned above, following approval of the Amendment by the Board of Trustees of John Hancock Tax-Advantaged Global Shareholder Yield Fund.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and
Chief Investment Officer

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ David A Barnett
Name:	David A. Barnett
Title:	Managing Attorney